Exhibit 99.1

BayCom Corp and Uniti Financial Corporation Announce Definitive Merger Agreement

Enhances BayCom Corp’s Commercial Banking Platform in Southern California

Walnut Creek and Buena Park, California, December 10, 2018 – BayCom Corp (NASDAQ:BCML) (“BayCom” or the “Company”) holding company for United Business Bank (“UBB”) and Uniti Financial Corporation (“UIFC”) holding company for Uniti Bank, announced today the signing of an Agreement and Plan of Merger under which BayCom has agreed to acquire UIFC in a cash and stock transaction valued at approximately $63.9 million or $3.99 per share, based on the closing price of BayCom common stock of $23.39 on December 7, 2018.

Under the terms of the Agreement and Plan of Merger, UIFC, will be merged with and into BayCom. The agreement also calls for the merger of Uniti Bank with and into United Business Bank. Upon consummation of the merger, each UIFC shareholder will receive $2.30 in cash and 0.0723 shares of BayCom common stock in exchange for each share of UIFC stock.

At September 30, 2018, UIFC had approximately $343.6 million in assets, $262.4 million in loans, $294.6 million in deposits and $46.6 million in shareholder’s equity. The transaction will expand the Company’s presence in Southern California. Uniti Bank serves Buena Park, Los Angeles, and Fullerton through three branches. Upon completion of the transaction, the combined company will have approximately $1.8 billion in total assets, $1.2 million in total loans and $1.5 billion in total deposits. UBB will have 17 locations in California, two in Washington and six in New Mexico.

The Agreement and Plan of Merger was unanimously approved by the boards of directors of BayCom and UIFC. The closing of the transaction, which is expected to occur in the second quarter of 2019, is subject to customary conditions, including regulatory approval, and approval by the shareholders of UIFC. BayCom anticipates this transaction will be accretive to earnings (before merger costs) in the first year of combined operations and accretive to tangible book value in less than three years.

Mr. Steve Yong Oh, Chairman of the Board of UIFC, welcomes the merger of UIFC and BayCom. He stated, “I am confident that the merger will result in a continuation of the friendly and professional services that our valued customers have grown accustomed to, and will be of great benefit to the community.”

“On behalf of the Board, I wish to express our sincere appreciation to the community’s support of Uniti Bank, our shareholders, our exceptional staff, our loyal customers, and our President/CEO Jack Choi for their contributions toward making this enterprise a true community bank.”

George Guarini, President and CEO of BayCom, stated, “Let me start by welcoming the Uniti Bank staff. At the end of the day, our business is only as good as our people and we are looking forward to having the Uniti Bank team join the United Business Bank family. Jack Choi and his team built a solid franchise and we are pleased that Jack will join us as President of the Uniti Division of United Business Bank. We are very excited to have the opportunity to achieve scale in Southern California while setting the stage for taking advantage of additional partner opportunities available in the marketplace. We look forward to serving Uniti Bank’s clients and welcoming the shareholders of UIFC.”

“From a strategic perspective, we think Uniti Bank is a great fit. United Business Bank is a mirror image of the communities we serve and Uniti Bank represents an opportunity to add to the breadth of our multi-cultural client base. Global Trust Bank which we acquired in 2011 served the Indian Community. Plaza Bank which we acquired in 2017 served the Latino community. In a global economy, we feel this makes a lot of sense.

The transaction will provide United Business Bank with a significant presence in Southern California and expand the breadth of our resources in the area of SBA lending. We look forward to the prospects of establishing new relationships, enhancing our position in the market and building on an already strong foundation,” added Guarini.

Mr. Jack Choi, President and CEO of UIFC stated, “We are very happy to join BayCom and believe our combination with United Business Bank will provide significant value to our shareholders, clients and employees. We also believe this is a natural fit which increases lending capabilities, expands capital resources and provides a more expansive product offering in the Southern California business community.”

BayCom and UBB was assisted by Dave Muchnikoff of Silver, Freedman, Taff & Tiernan LLP for legal services and Tom Mecredy of Vining Sparks IBG, LP issued a fairness opinion. UICF and Uniti Bank were assisted by Young H. Park, Attorney for legal services and Greg Gersack of FIG Partners for investment banking services and fairness opinion.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. At September 30, 2018, as adjusted for the Bethlehem Financial Corporation merger that closed on November 30, 2018, United Business Bank had total assets of approximately $1.5 billion with offices in California, Washington and New Mexico. More information on BayCom and UBB is available at www.unitedbusinessbank.com.

About Uniti Financial Corporation

Uniti Financial Corporation is the holding company of Uniti Bank, a community bank with three locations in Southern California. More information on UICF is available at www.unitibank.com.

Important Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file with the SEC a registration statement on Form S-4 that will include a proxy statement of UIFC and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, UIFC AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of UIFC seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. These documents, when available, also can be obtained free of charge by accessing the Company’s website at www.unitedbusinessbank.com under the tab “Investor Information” and then under “Documents”. Alternatively, these documents, when filed with the SEC by the Company, can be obtained free of charge by directing a written request to either BayCom Corp., 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596, Attn: Agnes Chiu or by calling (925) 476-1843, or to Uniti Financial Corporation, 6301 Beach Boulevard, Buena Park, California 90621, Attn: Jessica Lee or by calling (714) 736-5700.

Participants in the Transaction

The Company, UIFC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of UIFC in connection with the proposed transaction. Information about the Company’s participants may be found in the definitive proxy statement of the Company filed with the SEC on June 6, 2018 and information about UIFC’s participants and additional information regarding the interests of these participants will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.  The definitive proxy statement can be obtained free of charge from the sources described above.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used in this communication and in other documents filed with or furnished to the SEC, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and security holders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed merger and all other statements in this communication other than historical facts constitute forward-looking statements.

In addition to factors disclosed in the BayCom’s SEC reports, important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: expected revenues, cost savings, synergies and other benefits from the proposed merger of BayCom and UIFC (“UIFC Merger”) and the recent merger of Bethlehem Financial Corporation and BayCom might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite shareholder and regulatory approvals and other closing conditions for the UIFC Merger may be delayed or may not be obtained or the merger agreement may be terminated; business disruption may occur following or in connection with the UIFC Merger; BayCom’s or UIFC’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of managements’ attention from ongoing business operations and opportunities as a result of the UIFC Merger or otherwise; and future acquisitions by BayCom of other depository institutions or lines of business. Additional factors which could affect the forward- looking statements can be found in the cautionary language included under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 4, 2018 and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor UIFC undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

BayCom Corp

Keary Colwell, CFO

(925) 476-1800

Uniti Bank

Wun Hwa (Jack) Choi, President and CEO

(714) 736-5700

Uniti Bank

Yong (Steve) Oh

Chairman of the Board

(714) 736-5700